Apollo Management Holdings, L.P.
9 West 57th Street
New York, NY 10019

March 19, 2014
Personal and Confidential
Marc A. Spilker
[Address on file with the Company]

Re: Transition Agreement

Dear Marc:

This letter will confirm the following mutually agreed terms in connection with your separation of employment from Apollo Management Holdings, L.P. (the “Company”). The Company and you agree that this letter (this “Agreement”) represents the full and complete agreement concerning your transition of duties and termination of employment with the Company and its affiliates. Capitalized terms used but not defined herein shall have the meanings ascribed to them in your employment letter agreement with the Company dated November 24, 2010 (the “Letter Agreement”).

1.
Termination and Transition Period. Your service as President and as a non-voting member of the Executive Committee shall cease on March 19, 2014 (the “Transition Date”) and your employment with the Company shall cease as of the close of business on May 19, 2014 (the “Employment Termination Date”). During the period beginning on the Transition Date and ending on the Employment Termination Date, you shall have the title of Senior Advisor and shall cooperate with the Company to transition your duties and provide advice and perform such other duties consistent with a Senior Advisor position as the Company may from time to time reasonably request. From the day after the Employment Termination Date until December 31, 2014 (the “Service End Date”), you shall continue to be a Senior Advisor and shall continue to cooperate with the Company to transition your duties and, to the extent mutually agreed with the Company, you shall provide advice and perform such other duties as the Company may from time to time request. During the period from the Transition Date until December 31, 2014 (the “Transition Period”), you shall be provided with an office at the Company’s midtown Manhattan offices, and your current administrative assistant shall continue to be assigned to you. Your Base Salary shall be at the rate of $166,667.67 per month (paid pursuant to regular company payroll practices and to proration for any partial month) until the Employment Termination Date. Your rights to Base Salary shall terminate on the Employment Termination Date. Sixty days after the Employment Termination Date (the “Final Payment Date”), provided that as of such date you have complied with your obligations under Section 4 regarding solicitation, competition and confidentiality and with your obligations under Sections 6 and 7, and that you have made the FICA Payment (as defined below), you shall be paid, in a lump sum, a one-time payment of $950,000.00 (the “Final Payment”). The Company may terminate your employment or your advisory services for Cause or by reason of your death or Disability (as such terms are defined in the Letter Agreement) during the Transition Period, provided that such termination shall not affect your rights to receive the Base Salary until the Employment Termination Date and the Lump Sum Payment, or otherwise adversely affect your rights to the Option and the RSUs described in Section 2 (which shall vest as of March 19, 2014, upon the expiration, without your having revoked this Agreement, of the seven-day revocation period). This Agreement shall not prevent you from providing services to any other entity so long as you abide by your obligations hereunder and you are not otherwise violating Section 4. You agree that if you resign for any reason prior to the Employment Termination Date, you shall cease to be entitled to the continuing payment of the Base Salary and to payment of the Final Payment. If you provide services for another person or entity in violation of Section 4 prior to the Final Payment Date, the Final Payment (and, if prior to the Employment Termination Date, the Base Salary, to the extent not yet paid), shall not be payable, and you shall no longer be entitled to an office and secretarial support. You will not be entitled to employee benefits following the Employment Termination Date and you will not earn any vacation time following the

Transition Date. You acknowledge and agree that other than for payment of base salary earned during the payroll period that includes the Transition Date (which payment shall be made in the ordinary course), you have not accrued any right to compensation for unpaid salary, bonus, severance, incentive or performance pay or accrued or unused vacation time or vacation pay. You further acknowledge and agree that other than for payments of Base Salary to be earned after the date hereof, the Final Payment, and the vesting of Option Shares and RSU Shares pursuant to Section 2 (subject, in each case, to the terms and conditions applicable to such payments and additional vesting), you shall have no right to any compensation for unpaid salary, bonus, severance, incentive or performance pay or accrued or unused vacation time or vacation pay. Amounts payable hereunder shall be subject to applicable tax withholding. You hereby waive any rights you would have had after the Employment Termination Date to participate in employee benefit plans or programs of the Company and its affiliates thereafter had you remained an employee of the Company after the Employment Termination Date. Your existing rights with respect to director and officer liability insurance shall continue in effect until the Employment Termination Date (other than continuing “tail” coverage that may be provided under such policies, if any), subject to any changes to such insurance policies that apply to covered persons under those policies generally from time to time, and your rights to indemnification shall continue in effect with respect to your actions or inactions as Senior Advisor until the Service End Date.

2.
Incentive Awards. Pursuant to the terms of the Restricted Share Unit Award Agreement dated as of December 2, 2010 (the “RSU Award Agreement”), 625,000 of your unvested RSUs shall be forfeited as of the Transition Date and the remaining 625,000 RSUs (as defined in the RSU Award Agreement) that are outstanding under the RSU Award Agreement will vest as of the Transition Date, with such vesting subject to your execution and non-revocation (during the seven-day revocation period) of this Agreement. Any RSUs that vest as of, or vested prior to, the Transition Date shall subsist in accordance with the terms of the RSU Award Agreement and the Apollo Global Management, LLC 2007 Omnibus Equity Incentive Plan (the “Plan”). For purposes of clarity, upon such vesting of RSUs as of the Transition Date (subject to and conditioned upon your execution and non-revocation (during the seven-day revocation period) of this Agreement), the schedule of Issuance Dates on Exhibit B to the RSU Award Agreement shall be interpreted, in accordance with its terms, as if the September 30, 2016 and December 31, 2016 Issuance Dates were omitted and only 125,000 RSU Shares were issuable on June 30, 2016, consistent with our email correspondence of even date herewith. Within three business days after the effective date of this Agreement in accordance with clause (ix) of Section 18, you shall present a check to the Company for immediately available funds in the amount of the aggregate FICA tax due from you in respect of RSUs that vest as of the Transition Date, based on the closing price of a Class A share on the date on which this Agreement becomes effective in accordance with clause (ix) of Section 18, which amount due shall be communicated to you by the Company (the “FICA Payment”) prior to such payment date. Pursuant to the terms of your Non-Qualified Stock Option Agreement pursuant to the Plan dated as of December 2, 2010 (the “Option Agreement”), 1,250,000 of the unvested Option Shares subject to the Option (as such terms are defined in the Option Agreement) shall be forfeited as of the Transition Date and the remaining 1,250,000 Option Shares that are outstanding under the Option Award Agreement will vest as of the Transition Date, with such vesting subject to the effectiveness of this Agreement. Any Option Shares that vest as of, or vested prior to, the Transition Date shall subsist in accordance with the terms of the Option Agreement and the Plan. You agree at all times prior to August 19, 2014 (or until such later date that you possess material non-public information concerning Apollo Global Management, LLC (“AGM”) or any of its affiliates), not to sell or otherwise dispose of any Option Shares or RSU Shares outside a window period during which AGM personnel are generally permitted to sell AGM Class A shares other than (i) pursuant to net share settlement to cover payment of Option exercise price, or (ii) if permitted by Apollo after the date hereof in accordance with the Option Agreement or RSU Award Agreement, as applicable, share withholding to cover applicable taxes. The Share Ownership Policy dated effective May 5, 2013 shall continue to apply to you until 90 days after the Employment Termination Date in accordance with its terms, based on your employment status from time to time as set forth in this Agreement, and the Company acknowledges that your status commencing March 20, 2014 will be that of “Other Employee,” which shall require you to retain 35% of Net Shares (as such term is used in the Share Ownership Policy) during the application of the Share Ownership Policy as described above.

3.
Compliance. Payment of the Base Salary from the Transition Date until the Employment Termination Date, payment of the Final Payment, and vesting of the Option Shares and RSU Shares that vest as of the Transition

Date pursuant to Section 2, are all contingent upon your execution and non-revocation (during the seven-day revocation period) of this Agreement. You acknowledge that you were given 21 days to consider your rights and obligations under this Agreement and to consult with an attorney about both, and that you elected to waive such rights. You agree to continue to comply, until the Employment Termination Date, with Apollo’s Code of Ethics, Code of Business Conduct and Ethics, Supervisory Procedures Manual, Employee Handbook, AGM Insider Trading Policy and other compliance policies, in each case in all material respects and to the extent applicable to you in accordance with their terms of general applicability as in effect from time to time based on your employment status as a Senior Advisor during such period as set forth in this Agreement (it being acknowledged that any modifications to the codes, manuals, handbooks and policies in effect on the date of this Agreement shall apply to you only to the extent such modified versions have been made available to you). For periods from the day after the Employment Termination Date, the applicability of the above-mentioned policies will be established and agreed to by you and the Company’s Chief Legal Officer.

4.
Ongoing Restrictions. You acknowledge and agree that you will continue to abide by and comply with the covenants set forth in the paragraphs of the Letter Agreement titled “No Solicitation or Competition,” “Subsequent Engagement,” “Remedies/Severability” (with the last sentence of such paragraph interpreted to include the obligations referenced in Section 17 of this Agreement) and, to the extent applicable, “Confidentiality,” and those set forth in Exhibit B to the RSU Award Agreement and Exhibit B to the Option Agreement, all of which remain in full force and effect as if reprinted herein. Any time periods with respect to restrictive covenants contained in the Letter Agreement that commence on the Notice Date (as such term is used in the Letter Agreement) shall commence on the Transition Date or, if later, the date of execution of this Agreement. You acknowledge that your confidentiality obligations require you not to disclose or use at any time, either prior to the Service End Date or thereafter, any Confidential Information (as defined in the Letter Agreement), which includes, among other things, business and personnel information of the Company and its affiliates; provided, that such confidentiality provisions shall not prevent you from disclosing or using information (i) which is now known or hereafter becomes available to the general public through non-confidential sources, (ii) if such disclosure or use is directly related to and required by the good faith performance of your duties hereunder, (iii) if such disclosure or use is required to be made by law or by any court, arbitrator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the person to disclose or make accessible such information) or (iv) which is reasonably necessary in connection with any litigation, arbitration or mediation involving the Letter Agreement or this Agreement; provided, in each case, that you shall provide ten (10) days’ prior written notice, if practicable, to the Company of such disclosure so that the Company may seek a protective order or similar remedy; and provided, further, that, in either case set forth above, you inform the recipients that such information or communication is confidential in nature. Notwithstanding the foregoing, you are not prohibited from soliciting and hiring your current administrative assistant at any time following the Transition Date.

5.	Employee Benefits.

(i)	Your employee benefits will terminate on the Employment Termination Date.

(ii)
Following the termination of your employee benefits, you will be eligible to continue your health care coverage pursuant to the provisions of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), as amended, and the requirements and limitations thereof. If you elect continued coverage under COBRA, you will be required to pay 102% of the monthly premium. You will receive information about continuing your health coverage under COBRA in a later mailing, including a form by which you may elect continued coverage.

6.
Release. In consideration for the payments, benefits and other promises and covenants set forth herein, you voluntarily, knowingly and willingly release and forever discharge the Company, its subsidiaries, affiliates and parents, together with each of those entities’ respective officers, directors, shareholders, employees, agents, fiduciaries and administrators, each in their capacities as such (collectively, the “Releasees”), from any and all claims and rights of any nature whatsoever which you now have or in the future may have against them, whether known or unknown, suspected or unsuspected, based on events occurring on or prior to the date of execution of this Agreement. This release includes, but is not limited to, any rights or claims relating in any way to your employment relationship with the Company or any of the other Releasees or the termination thereof, any contract claims (express or implied, written or oral), or any rights or claims under any statute, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the New York State Human Rights Law, the New York City Human Rights Law, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act, and the Genetic Information Non-Discrimination Act, all as amended, and any other federal, state or local law. This release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, bonuses, equity awards, carried interest, incentive and performance compensation, vacation, pension benefits, 401(k) Plan benefits, equity-based benefits or any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, harassment or any other basis prohibited by law. Notwithstanding the foregoing, this release shall not include (i) your right to enforce the terms of this Agreement, (ii) any rights that you have accrued or vested after taking into account the terms of this Agreement, including the additional vesting of the Option and the RSUs under Section 2, (iii) any rights that you have to indemnification by the Company or coverage under director and officer liability insurance policies, or (iv) your rights as a shareholder or holder of any other interests in the Company or any of its affiliates.

7.
No Claims Filed. As a condition of the Company entering into this Agreement, you further represent that you have not filed against the Company or any of the other Releasees, any complaints, claims or lawsuits with any court, administrative agency or arbitral tribunal prior to the date hereof, and that you have not transferred to any other person any such complaints, claims or lawsuits. You understand that by signing this Agreement, you waive your right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and you waive your right to file a claim seeking monetary damages in any court, administrative agency or arbitral tribunal. This Agreement does not: (i) prohibit or restrict you from communicating, providing relevant information to or otherwise cooperating with the U.S. Equal Employment Opportunity Commission or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Agreement or its underlying facts, or (ii) require you to notify the Company of such communications or inquiry.

8.	No Admission of Wrongdoing. By entering into this Agreement, neither you nor the Company nor any of the Company’s officers, agents or employees, admit any wrongdoing or violation of any law.

9.
Confidentiality. You and the Company agree that, except to the extent publicly disclosed as part of the Company’s reporting obligations or as described in a mutually agreed press release, the terms of this Agreement and all discussions, drafts and correspondence related to the modification of your employment status and the negotiations of this Agreement constitute Confidential Information and shall not be used or disclosed by either party except to the extent permitted under Section 4.

10.
Return of Company Property. As of the Employment Termination Date and again as of December 19, 2014, and as may otherwise be requested by the Company in writing from time to time, you shall return to the Company all property, documents and confidential information of the Company and its affiliates in your possession or under your control, that is in electronic, written or other tangible form (together with all duplicates thereof) and you agree not to retain any such Company property, documents or confidential information or any copies thereof. You shall abide by the requirements of Section 4.6 of the Supervisory Procedures Manual. Nothing herein shall prohibit you from retaining your personal rolodex (or similar list of personal contacts), other personal items, and data or documents related to your compensation or necessary for tax preparation purposes, and you shall be permitted to retrieve your past and prospective calendar entries from your calendar.

11.
No Negative Statements. You agree that you will not, whether during your employment or thereafter, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages the business reputation of the Company or of its affiliates or any of its or their directors, officers, partners and successors, past and present, and each of them. The Company similarly agrees that none of its senior officers, Executive Committee members or directors will, whether during your employment or thereafter, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages your business reputation. The Company will direct its partners not to make or ratify any statement, directly or indirectly, public or private, oral or written, to any person that disparages your business reputation, whether during your employment or thereafter. Nothing contained herein shall prevent either party from making truthful statements if so required by law or subpoena. You agree to refer all requests for references or other information regarding your employment to Lisa Barse Bernstein, Global Head of Human Resources.

12.
No Construction Against Drafter. This Agreement shall not be construed against the party preparing it, but shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not on that ground be interpreted against any one party.

13.	Changes to the Agreement. This Agreement may not be changed unless the changes are in writing and signed by you and an authorized representative of the Company.

14.
Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction), and any dispute or controversy arising out of or relating to this Agreement or your employment, other than injunctive relief, will be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York (applying New York law) in accordance with, and pursuant to, the Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the Federal Arbitration Act or the New York Arbitration Act. The Company and you will share the AAA administrative fees and the arbitrator’s fee and expenses, and each party will pay its own attorneys’ fees. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, YOU AND THE COMPANY HEREBY WAIVE AND COVENANT THAT YOU AND THE COMPANY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR YOU MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND YOU, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR YOUR EMPLOYMENT AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

15.
Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, or if mailed, three days after mailing (one business day in the case of overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Company:    John J. Suydam
Chief Legal Officer
Apollo Global Management, LLC
9 West 57th Street
New York, New York 10019

with a copy to:        Lisa Barse Bernstein
Global Head of Human Resources
Apollo Global Management, LLC
9 West 57th Street
New York, New York 10019

If to you:        Marc Spilker
(at your address on file with the Company)

with a copy to:        Michael S. Katzke, Esq.
Katzke & Morgenbesser LLP
1345 Avenue of the Americas
New York, New York 10105

16.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signature transmitted by facsimile or scanned e-mail shall be valid and binding as an original.

17.
Entire Agreement. This Agreement (together with the RSU Award Agreement and Option Agreement as modified herein) constitutes the entire agreement between you and the Company and supersedes all other agreements between you and the Company, including the Letter Agreement, except that this Agreement shall not relieve you of any contractual or common law obligations you have to the Company or any of its affiliates that by their nature are intended to survive the termination of your employment with the Company, including, without limitation, those covenants and obligations set out in the Letter Agreement and those referenced in Section 4. You confirm that in signing this Agreement you have not relied on any warranty, representation, assurance, or promise of any kind whatsoever other than as expressly set out in this Agreement. Notwithstanding the foregoing, the “No Mitigation” provision in your Letter Agreement and the “Section 409A Compliance” provision shall apply to the payments hereunder.

18.	Waiver. By signing this Agreement, you acknowledge that:
(i) You have carefully read and understand this Agreement;
(ii) The Company advised you to consult with an attorney and/or any other advisors of your choice before signing this Agreement;
(iii) You have been given 21 days to consider your rights and obligations under this Agreement and to consult with an attorney about both;
(iv) You understand that this Agreement is legally binding and by signing it you give up certain rights;
(v) You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;
(vi) The payments of Base Salary until the Employment Termination Date, the Final Payment, and the additional vesting, as of the Transition Date, of Option Shares and RSU Shares under Section 2 of this

Agreement, are each contingent on your execution of this Agreement, which releases all of your claims against the Company and the Releasees except as provided at the end of Section 6, and, except as otherwise expressly provided in Section 6, you knowingly and voluntarily agree to release the Company and the Releasees from any and all claims you may have, known or unknown, in exchange for the benefits you have obtained by signing, and that these benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement and agree to be bound by it;
(vii) You have seven (7) days after you sign this Agreement to revoke it by notifying the Company in writing, and this Agreement will not become effective or enforceable until the seven (7) day revocation period has expired;
(viii) This Agreement includes a waiver of all rights and claims you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.); and
(ix) This Agreement does not waive any rights or claims that may arise after this Agreement becomes effective, which is seven (7) days after you sign it, provided that you do not exercise your right to revoke this Agreement.9

Sincerely,
APOLLO MANAGEMENT HOLDINGS, L.P.
APOLLO GLOBAL MANAGEMENT, LLC

/s/ John J. Suydam
Chief Legal Officer

Read, Accepted and Agreed to:

/s/ MARC A. SPILKER

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